Exhibit 10.7

Monaco Coach Corporation

Annual Incentive Plan

Introductory Note

The following Annual Incentive Plan (the “AIP Program was approved by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Monaco Coach Corporation (the “Company”) on March 28, 2005.  “Awards” under the AIP Program will be granted pursuant to the accomplishment of pre-established performance measures.

The description provided herein sets forth the specific terms and conditions of the AIP Program covering eligibility, performance measures, performance period and other key factors.  Each fiscal year a new annual performance period will commence.

Purpose

The purpose of the AIP Program is to provide a means for rewarding employees for their contributions in helping the business to achieve the objectives which directly tie to stockholder value creation.

Eligibility

All salaried employees of the Company or one of its wholly-owned subsidiaries are eligible to participate in the AIP Program, unless otherwise specifically excluded.  Each employee participating in the AIP Program is referred to as a “Participant.”  To be eligible to receive an Award payment, an employee must be actively employed by the Company or a subsidiary of the Company through the end of the Performance Period and until the date the actual award payment is made.  Participation for less than the full Performance Period under certain circumstances set forth herein or upon the occurrence of a Change in Control will allow a Participant to receive all or a portion of his or her Award for a particular Performance Period.  An employee who becomes eligible to participate in the AIP Program after the commencement of a Performance Period will be eligible for a pro-rated Award for such Performance Period.

Termination of Employment and Change in Control

In the event a Participant ceases to be an employee as the result of such Participant’s death, Disability or Retirement, Participant will be entitled to receive a pro-rated amount of the Award that would have actually been earned during the Performance Period had Participant remained an employee through the end of the Performance Period based on the amount of time Participant was an employee during the Performance Period.  The Award will be settled at the time it would have otherwise been paid had Participant remained employed through the end of the Performance Period.  In addition, in the event of a Change in Control that occurs during the Performance Period while a Participant is an employee, an Award will be deemed earned and paid out as if all performance objectives under the AIP Program had been earned at target, which will be settled upon consummation of the Change in Control.

Performance Period

A “Performance Period” will begin on the first day of each fiscal year and end on the last day of the same fiscal year.

Award

Each Participant in the AIP Program has a target Award opportunity for the Performance Period. The Award opportunity is established for each salaried pay grade level considering competitive award opportunities for comparable positions in a comparator group of other companies. Participants will have their actual Award payment determined based upon the Company’s performance, adjusted at management’s discretion for individual performance.

Performance Goals

The performance goals established for a Performance Period and the formula for determining the AIP award will be established in the first quarter of the Performance Period.  The Committee will review and approve the performance goals.

Section 162(m) Participant Performance Goals

Performance goals for individuals who are participating in the Executive Variable Compensation Plan must be established no later than the latest possible date that will allow an Award to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.  The target performance goals are determined by the Committee.  The Committee will designate those individuals who participate in the Executive Variable Compensation Plan.  In the event any provisions set forth herein are inconsistent with the terms of the Executive Variable Compensation Plan, the terms of the Executive Variable Compensation Plan will control.

AIP Award Formula

Participants are limited to a maximum Award equal to 200% of the target Award established for each Participant.  Competitive target bonus opportunities have been established and are defined as a percent of base pay, except for bonuses under the Executive Variable Compensation Plan, which are established consistent with the Executive Variable Compensation Plan and the formula set forth in the proposal for the Executive Variable Compensation Plan set forth in the proxy for the Company’s 2004 Annual Meeting.  A bonus equal to a multiple of a Participant’s target bonus will be paid as follows:

•	Threshold (50% of established Target Performance Goal(s))	No Bonus
•	75% of Target Performance Goal(s)	50% of Target Bonus
•	Target (100% of Target Performance Goal(s))	100% of Target Bonus
•	125% of Target Performance Goal(s)	150% of Target Bonus
•	Maximum (150% of Target Performance Goal(s))	200% of Target Bonus

Tax Withholding

The Award is considered wages and is therefore subject to tax withholding at the time of payment.

Audit and Approval of Awards

The Chief Financial Officer will review the financial calculations necessary to determine the performance against target performance goals as well as other steps in determining the actual Award before Awards are settled and will report his findings to the Committee. The Committee will certify the extent to which the performance goals have been satisfied for any respective Performance Period and approve the final payout.

Payment

Awards will be paid as soon as practicable following the completion of the Performance Period and after the Committee has certified in writing that the performance goals and other material terms are satisfied.

Definitions

“Change in Control” means the occurrence of any of the following events:

(i)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)   The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)  A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)  The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

“Retirement” means an Employee who retires on or after age sixty-two (62) and such individual has been an Employee at least five (5) years at the date of retirement.  In addition, the  Committee may in its discretion grant an eligible retirement that does not otherwise meet the criteria.